EXHIBIT 18.1

May 4, 2026
Lazard, Inc.
30 Rockefeller Plaza
New York, NY 10112

Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2026, of the facts relating to the change in accounting principle for recognizing compensation expense from the graded attribution method to the straight-line attribution method of accounting for share-based incentive compensation awards and certain deferred compensation arrangements with only a service condition. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Lazard, Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Lazard, Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2025. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Lazard, Inc., or on the financial position, results of operations, or cash flows of Lazard, Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2025.
Yours truly,
/s/ Deloitte & Touche LLP
New York, New York